Exhibit 10.5

Memorandum

Date:	December 1, 2020

To:	Herb King

From:	Edmundo Gonzalez

Subject:	Employment Offer

I would like to take this opportunity to memorialize our agreement and understanding regarding your employment by Marpai Health, Inc.

To summarize the main points of compensation and associated responsibilities, I have put together the following points:

Title:	CIO

Responsibilities:	Initially you will be a member of the team along with the CEO, outside consultants, operating partner and staff of Hillcour responsible for restructuring Continental Benefits (hereunder “the payer”).

Thereafter, you will be responsible for the integration of the Marpai system, algorithms and results of R&D into the workflow of the payer.

You shall be the business owner of externally sourced technologies of the payer.

Lastly, you will work closely with the CTO to implement technologies across the new Marpai as it evolves into the Payer of the Future.

Reporting to:	Initially the CEO

Start Date:	January 4, 2021

Starting salary:	Annual salary of $200,000. Payroll is processed twice per month

Annual Bonus:	Employee shall be eligible for an annual bonus each fiscal year based upon mutually agreed performance targets. The amount of the bonus for such fiscal year shall equal 50% of the annualized rate of the base salary. Part of your bonus may be taken in shares or options under our Global Share Incentive Plan, at your discretion.

Equity stake:	Tranche 1: 18,000 options to purchase the company’s stock, under the company’s Global Share Incentive Plan (2019). The options vest over four years with 25% vesting on the first anniversary, and 75% vesting monthly over the following 36 months. The price per share shall be that of the most recent 409A valuation of the company’s stock. Please note that this is my estimate for 1% of the company on a fully diluted basis immediately prior to the IPO.

Tranche 2: If there is an IPO, additional options so that your holdings shall be 1%, post-IPO (the vesting shall be the same as Tranche 1) and the exercise price shall be the 409A valuation price at that time (presumably the IPO price). In any event, the options immediately and fully vest upon a change in control representing greater than 50% of the equity.

During 2021, the CEO shall cause the compensation committee of the board to undergo a review of all senior executives equity stakes in order to make adjustments, as needed, to executive’s equity holdings based on comparable company analysis.

Sign-on Bonus:	A one-time bonus of $18,000 shall be paid on signing of your employment contract. We hope this makes up some of your lost bonuses and also compensates you for your participation in planning meetings during December, which should not involve more than one-fourth to one-third of your time.

Benefits:	Benefits as offered to all full-time salaried employees including: annual vacation of 3 weeks, plus company-observed holidays; medical and dental insurance coverage provided to senior executive employees of the Company and their families. A 401k plan will by started by Marpai or adopted from the acquired payer by March 31, 2021.

Expenses:	Business expenses such as cell phone, home office data/Internet, and travel expenses incurred on company business shall be reimbursed at actual cost, so long as an expense report and original receipts are submitted, per the Company’s policies.

Computer:	The company shall provide you with a secure computer.

Status:	At will employment, with a 30-day termination notice.

Severance:	6 months of salary and benefits in the case of a company sale or change of control (other than the planned IPO), or any other situation where you are let go without cause.

Confidentiality & IP:	This offer letter is contingent on a confidentiality and intellectual property assignment agreement being signed contemporaneously (Exhibit A attached).

If you have any questions, please let me know. If you are in agreement with these terms, please acknowledge your acceptance of our offer of employment with your signature below.

Sincerely,

/s/ Edmundo Gonzalez

Edmundo Gonzalez
CEO
AGREED AND ACCEPTED:

/s/ Herb King
Herb King

12/01/2020
Date

EXHIBIT A – IP AND CONFIDENTIALITY AGREEMENT